Exhibit 99.1

For Immediate Release

Contacts:

Brad Holmes, Investor Relations (713) 654-4009; or Andrew Clifford, President (713) 458-1560; or Michael Aldridge, CFO (713) 458-1560

Website:

www•saratogaresources•com

Saratoga Resources, Inc. Provides Update on Drilling Program; Announces

Test Results on First Horizontal Well in Breton Sound 32 Field

Houston, TX – August 21, 2013 – Saratoga Resources, Inc. (NYSE MKT: SARA; the “Company” or “Saratoga”) today provided an update on its recent development drilling activity in Breton Sound Block 32 field.

The SL 1227-25 “Rocky” well, in 13 feet of water depth, was spud with the Parker 77B inland barge rig on July 4th. A directional pilot well was drilled to a total depth (“TD”) of 6254’ measured depth (“MD”)/5858’ true vertical depth (“TVD”), as planned, before plugging back and drilling a 750’ sidetrack horizontal section to a TD of 7178’ MD/5790’ TVD, reached on 24th July. The well was subsequently completed and the rig moved to our Zeke location in the same field on August 3rd. The Rocky well tested on August 20, 2013 at a gross rate of approximately 600 BOPD and 120 MCFPD on a 16/64” choke with FTP of 650 psi, or net 508 BOEPD, and has been tied back to Saratoga’s Breton Sound 32 platform. The rate continues to improve as the well stabilizes. Final costs on the Rocky well are expected to come in below the pre-drill AFE.

The SL 1227-26 “Zeke” well was spud on August 5th and drilled as a directional hole to a TD of 6,430’ MD/5836.7’ TVD. The well is a high angle directional well, with a short reach horizontal section, in the same 5800’ sand as Rocky but in the eastern portion of Breton Sound 32 field. There is also an uphole 5,750’ sand recompletion opportunity in the Zeke well, which can be accessed in the future. The Zeke well is awaiting completion and testing. If successful, the Zeke well will also be tied back to Saratoga’s Breton Sound 32 platform.

Andrew C. Clifford, President, stated, “Our successful completion of Rocky is a significant milestone for Saratoga and is the first of what we believe are a number of high impact horizontal opportunities already identified in Breton Sound 32 and other fields. Previous horizontal completions within our leasehold footprint, including four in Breton Sound 32 field, one in Main Pass 25 field and one in Grand Bay field, have recovered 2.5 to 3 times more hydrocarbons than a vertical completion in the same reservoir and initial production rates were up to 3 times higher with higher rates sustained for a longer period before decline set in. Zeke targeted the same sand as Rocky and is presently awaiting completion and testing. Subject to completion and testing of Zeke, we expect to have both wells producing before the end of August.

Pending completion of Zeke, we are evaluating other drilling candidates such as the Charlie well, also in Breton Sound 32 field, and several opportunities in Grand Bay. This is consistent with our strategy to grow production organically via the drill-bit with our primary objective being higher impact wells like Rocky.”

About Saratoga Resources

Saratoga Resources is an independent exploration and production company with offices in Houston, Texas and Covington, Louisiana.  Principal holdings cover 52,033 gross/net acres, mostly held by production, located in the transitional coastline and protected in-bay environment on parish and state leases of south Louisiana and in the shallow Gulf of Mexico Shelf. Most of the company's large drilling inventory has multiple pay objectives that range from as shallow as 1,000 feet to the ultra-deep prospects below 20,000 feet in water depths ranging from less than 10 feet to a maximum of approximately 80 feet. For more information, go to Saratoga's website at www.saratogaresources.com and sign up for regular updates by clicking on the Updates button.

Forward-Looking Statements

This press release includes certain estimates and other forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, including statements regarding future production rates and drilling results, costs of drilling, timing of completion of wells and commencement of production, ultimate recoveries from wells, ability to fund drilling operations, and the ultimate outcome of such efforts. Words such as "expects”, "anticipates", "intends", "plans", "believes", "assumes", "seeks", "estimates", "should",  and variations of these words and similar expressions, are intended to identify these forward-looking statements. While we believe these statements are accurate, forward-looking statements are inherently uncertain and we cannot assure you that these expectations will occur and our actual results may be significantly different. These statements by the Company and its management are based on estimates, projections, beliefs and assumptions of management and are not guarantees of future performance. Important factors that could cause actual results to differ from those in the forward-looking statements include the factors described in the "Risk Factors" section of the Company's filings with the Securities and Exchange Commission. The Company disclaims any obligation to update or revise any forward-looking statement based on the occurrence of future events, the receipt of new information, or otherwise.

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